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                                                                                                                          Exhibit 12
                                                                                                                          12/15/95
                           MISSISSIPPI POWER COMPANY
           Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1994
                  and the twelve months ended October 31,1995

                                                                                                                            Twelve
                                                                                                                            Months
                                                                                                                            Ended
                                                                          Year ended December 31,                        October 31,
                                                       1990          1991          1992          1993          1994          1995
                                                  ------------------------------------Thousands of Dollars--------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K: (1)
   Income  Before  Interest  Charges              $    63,015   $    56,740   $    63,772   $    67,726   $    76,067   $    82,357
      Federal and state income taxes                   13,045        22,938        23,278        18,787        30,050        33,400
      Deferred  income taxes, net                       2,756       (11,869)       (5,473)        5,039         1,563           957
      Deferred  investment  tax credits                   (26)           (2)         -             -             -             -
      AFUDC - Debt funds                                  600           584           563           788         1,039           485
                                                  -----------   -----------   -----------   -----------   -----------   -----------
         Earnings as defined                      $    79,390   $    68,391   $    82,140   $    92,340   $   108,719   $   117,199
                                                  ===========   ===========   ===========   ===========   ===========   ===========



FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K: (1)
   Interest  on long-term  debt                   $    22,514   $    23,973   $    22,357   $    17,688   $    19,725   $    22,159
   Interest on interim  obligations                     2,872         1,512           362         1,000         1,442         1,232
   Amort of debt disc, premium  and expense, net          359           377           630         1,262         1,479         1,509
   Other interest  charges                                333           286           339           728           404         1,206
                                                  -----------   -----------   -----------   -----------   -----------   -----------
         Fixed charges as defined                 $    26,078   $    26,148   $    23,688   $    20,678   $    23,050   $    26,106
                                                  ===========   ===========   ===========   ===========   ===========   ===========


RATIO OF EARNINGS TO FIXED CHARGES                       3.04          2.62          3.47          4.47          4.72          4.49
                                                         ====          ====          ====          ====          ====          ====

NOTE:
(1) 1990 and 1991 include amounts applicable to operations of Electric City, a discontinued subsidiary.

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